Exhibit 99.1

Contact:

Charles L. Dunlap, CEO

Frederick W. Boutin, CFO

Gregory J. Pound, COO

303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES CHANGES TO THE BOARD OF DIRECTORS OF ITS
GENERAL PARTNER

April 2, 2014	Immediate Release

Denver, Colorado— TransMontaigne Partners L.P. (“Partnership”) (NYSE: TLP) today announced that Randall P. O’Connor notified the Partnership of his intention to resign from the boards of directors of TransMontaigne GP L.L.C., the general partner (the “General Partner”) of the Partnership and TransMontaigne Inc., each to be effective April 2, 2014.  Morgan Stanley owns TransMontaigne Inc., the indirect parent of the General Partner, and as a result indirectly controls the General Partner.  In his letter of resignation, Mr. O’Connor indicated that there were no disagreements between himself and the Partnership or the board of directors of the General Partner regarding the Partnership’s operations, policies or practices.

To fill the vacancy resulting from Mr. O’Connor’s resignation, Martin S. Mitchell was appointed to serve as an affiliated member of the board of directors of the General Partner, effective April 2, 2014.     Mr. Mitchell joined Morgan Stanley in 1993, has served as a Morgan Stanley Managing Director since 2007 and is currently the  Chief Operating Officer globally for the Commodities Division. Mr. Mitchell managed various support functions to the Commodity group through 2005. In 2005, Mr. Mitchell moved to the Business Unit as the Operating Officer for Commodities Europe and Asia based in London.  At the start of 2010, Mr. Mitchell relocated to the Westchester office to become Global Operating Officer for the Commodities Division. Within this role, Mr. Mitchell is responsible for all non-market risk elements of the business; is a member of the Risk Committee and the Board of Directors for MSCGI. Mr. Mitchell also co-chairs the Commodities Physical Operational Risk Committee and was recently appointed to head Regulatory Affairs for the Commodities business.

Based upon the appointment of Mr. Mitchell, the board of directors of the General Partner will be comprised of six directors, three of which are affiliated directors and three of which are independent directors as defined under the independence standards established by the New York Stock Exchange.  Set forth below is a list of the directors and the committees of the board of directors of the General Partner upon which such directors are expected to serve, effective April 2, 2014:

1670 Broadway • Suite 3100 • Denver, CO   80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  P. O. Box 5660 • Denver, CO   80217-5660

www.transmontaignepartners.com

Name	Title
Stephen R. Munger	Affiliated Director and Chairman of the Board

Martin S. Mitchell	Affiliated Director

Goran Trapp	Affiliated Director

Jerry R. Masters	Independent Director, Chairman of the Audit Committee, Chairman of the Compensation Committee and a member of the Conflicts Committee

David A. Peters	Independent Director, Chairman of the Conflicts Committee and a member of the Audit Committee

Jay A. Wiese	Independent Director and a member of the Audit Committee, Conflicts Committee and the Compensation Committee

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations primarily in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  TransMontaigne Partners has no officers or employees and all of our management and operational activities are provided by officers and employees of TransMontaigne Services Inc. TransMontaigne Services Inc. is an indirect wholly owned subsidiary of TransMontaigne Inc. TransMontaigne Inc. is an indirect wholly owned subsidiary of Morgan Stanley. We are controlled by our general partner, TransMontaigne GP L.L.C., which is an indirect wholly owned subsidiary of TransMontaigne Inc. News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

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1670 Broadway • Suite 3100 • Denver, CO   80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  P. O. Box 5660 • Denver, CO   80217-5660

www.transmontaignepartners.com